Exhibit 10.14

SEVERANCE, CONSULTING AND RELEASE AGREEMENT

This SEVERANCE, CONSULTING AND RELEASE AGREEMENT (the “Agreement”) is dated as of this 2nd day of February, 2010 by and among Money4Gold Holdings, Inc., a Delaware corporation (the “Company”), Todd Oretsky (“Oretsky”) and Jack Oretsky Holdings, LLC (the “Consultant”).

WHEREAS, Oretsky is employed by the Company as Chief Operating Officer and wishes to terminate his employment;

WHEREAS, the Company and Oretsky desire to terminate Oretsky’s employment agreement with the Company and to provide for severance payments to Oretsky;

WHEREAS, the Company desires to retain the services of the Consultant and to ensure the continued availability to the Company of Oretsky’s services, and the Consultant  is willing to accept such service arrangement and render such services, all upon and subject to the terms and conditions contained in this Agreement; and

WHEREAS, the Parties desire to provide for certain releases.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Consultant agree as follows:

1.           Consulting.

(a)           Engagement. The Company hereby engages and retains the Consultant and the Consultant hereby agrees to render services during the Consulting Term (as defined in Section 2) upon the terms and conditions hereunder. In addition,  Oretsky’s option to purchase 555,556 shares of common stock of the Company, exercisable at the closing price of the Company’s common stock on December 21, 2009 and originally granted on December 22, 2009 will become immediately vested and shall remain exercisable through the close of business on February 1, 2011. This Agreement shall terminate Oretsky’s Employment Agreement dated May 5, 2009 (the “Employment Agreement”) effective as of January 31, 2010.

(b)           Term. The consulting services under this Agreement shall be for a term commencing on February 2, 2010 and ending July 31, 2010 (the “Consulting Term”) unless sooner terminated in accordance with the provisions of Section 5.

(c)           Services.  During the Consulting Term, the Consultant shall provide consulting services, including, without limitation, those services relating to the Company’s international expansion with a focus on Japan and Argentina (the “Services”).  All Services provided by the Consultant shall be performed by Oretsky.  The Consultant shall report directly to the Chief Executive Officer of the Company and shall devote no less than 50 hours per month.  The Consultant shall also respond to, and perform Services requested by, other executive officers of the Company.  The Consultant shall use its best efforts to perform the Services competently, carefully and faithfully.

(d)          Compensation/Expenses.

(i)           In consideration for the Services to be rendered by the Consultant under this Agreement, the Company shall pay the Consultant $195,000 (the “Services Compensation”) payable in six equal installments of $32,500 on the 15th day of each month commencing February 15, 2010 through July 15, 2010.

(ii)        In addition to any compensation received pursuant to this Agreement, the Company shall reimburse the Consultant for all reasonable travel, lodging, meals, and other prior approved out-of-pocket expenses incurred or paid by the Consultant in connection with the performance of its Services under this Agreement upon the presentation of itemized statements of such expenses; provided, however, any such individual expenses (or any series of related expenses) in excess of $500.00 shall be approved by an executive officer of the Company in writing in advance.  All other expenditures shall be the sole responsibility of the Consultant.  Such reimbursement or advances shall be made in accordance with the policies and procedures of the Company in effect from time to time relating to reimbursement of expenses to employees.

2.           Severance.        As severance in connection with the Company’s termination of the Employment Agreement, the Company shall pay Oretsky $46,667 (the “Severance Payment”) payable, less withholding of applicable taxes, in equal installments of $15,555.67 over three months in accordance with the Company’s regular payroll practices, commencing with the first payroll period in the month following August 1, 2010.

3.           Release of Known and Unknown Claims by Oretsky, Consultant and Company.  In consideration for this Agreement, each of Oretsky, Consultant and Company hereby releases and discharges the other and their respective affiliates, and subsidiaries, as well as their respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents (including, without limitation, Daniel Brauser , Douglas Feirstein and Hakan Koynucu personally and in their capacities as officers, directors, shareholders and employees of the Company and its subsidiaries), from any and all claims, demands, liabilities, suits or damages, whether known or unknown, of any type or nature including, but not limited to those claims arising from or in any way related to: (i)  Oretsky’s employment with the Company,  (ii) the termination of Oretsky’s employment; or (iii) that certain Stockholders Agreement by and among, the Company, Todd Oretsky, Douglas Feirstein, Daniel Brauser and Hakan Koyuncu dated May 5, 2009 (the “Stockholders Agreement”).

This release specifically includes, without limitation, all claims for wrongful discharge, breach of express or implied contract, defamation, fraud, misrepresentation, compensatory and/or other relief relating or in any way connected with the terms, conditions, and benefits of employment, discrimination based on race, color, sex, religion, national origin, age, marital status, handicap and medical condition, and/or all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the Florida Civil Rights Act of 1992, the Florida Minimum Wage Act, Florida Workers’ Compensation Law, Florida and Federal Whistleblower’s Law, COBRA, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour.

By entering into this Agreement, the Company does not suggest or admit to any liability to Oretsky, of any type or nature, or that it violated any law or any duty or other obligation to Oretsky.

4.           Independent Contractor Relationship.

(a)           The Consultant acknowledges that it is an independent contractor and not an employee of the Company, and that it is not the legal representative or agent of, nor does it have the power to obligate the Company for any purpose other than specifically provided in this Agreement.  The Consultant further acknowledges that the scope of his engagement hereunder does not include any supervisory responsibilities with respect to the Company’s personnel. The Consultant expressly acknowledges that the relationship intended to be created by this Agreement is a business relationship based entirely on, and circumscribed by, the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement.

(b)           The Company shall carry no worker’s compensation insurance or any health or accident insurance to cover the Consultant or its employees.  The Company shall not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship.  Neither the Consultant nor its employees shall be entitled to medical coverage, life insurance or to participation in any current or future Company pension plan.

(c)           The Company shall issue the Consultant a Form 1099 for all payments made hereunder.  All taxes, withholding and the like on any and all amounts paid under this Agreement shall be the Consultant’s responsibility. The Consultant agrees that he shall indemnify and hold the Company, its affiliates, and agents, harmless from and against any judgments, fines, costs, or fees associated with such payments hereunder.

5.           Termination.

(a)           In the event of a material default under this Agreement by any party, including the failure of Oretsky to perform the Services on behalf of the Consultant, the other party(ies) may terminate this Agreement if such default is not cured within ten (10) days following delivery of written notice of such default.  Notwithstanding the preceding, in the event of a violation by the Consultant or Oretsky of Section 6, the Company may terminate this Agreement immediately upon written notice to the Consultant and Oretsky.

(b)           Upon termination of this Agreement, the Consultant shall only be entitled to receive its compensation though the effective date of termination and the Company shall reimburse the Consultant for any reasonable expenses previously incurred for which the Consultant had not been reimbursed prior to the effective date of termination, provided that the requirements of Section 1(d)(ii) have been satisfied.  Any and all other rights granted to the Consultant under this Agreement shall terminate as of the date of such termination.  Notwithstanding anything herein to the contrary and for the avoidance of doubt, an amount equal to $291,667 less any compensation paid to Consultant hereunder, shall become immediately due and payable upon a material default under this Agreement by the Company that has not been cured in accordance with this Section 7.

6.           Non-Disclosure of Confidential Information; Covenant Not-To-Compete.

(a)           Confidential Information.  Confidential Information includes, but is not limited to, trade secrets as defined by the common law and statute in Florida or any future Florida statute, processes, policies, procedures, techniques including recruiting techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Company’s products and services, the Company’s budgets and strategic plans, and the identity and special needs of customers, databases, data, all technology relating to the Company’s businesses, systems, methods of operation, customer lists, customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company’s employees, former employees, clients and former clients. In addition, Confidential Information also includes the identity of customers and the identity of and telephone numbers, e-mail addresses and other addresses of employees or agents of customers who are the persons with whom the Company’s employees and agents communicate in the ordinary course of business.  For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or omission of the Consultant, and (ii) information which is lawfully obtained by the Consultant in writing from a third party (excluding any affiliates of the Consultant) who did not acquire such Confidential Information, directly or indirectly, from the Consultant or the Company and was not legally entitled to disclose the same.

(b)           Legitimate Business Interests.  The Consultant recognizes that the Company has legitimate business interests to protect and as a consequence, the Consultant agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests.  These legitimate business interests include, but are not limited to (i) trade secrets and valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information; (ii) substantial relationships with specific prospective or existing customers or clients; (iii) customer goodwill associated with the Company’s business; and (iv) specialized training relating to the Company’s business, technology, methods and procedures.

(c)           Confidentiality.  The Confidential Information shall be held by the Consultant and its managers, employees and agents in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Consultant’s Services to the Company.  The Consultant further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset.  The Consultant shall exercise all due and diligence precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral.  The Consultant shall not copy any Confidential Information except to the extent necessary to its Services hereunder nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to provide its Services and then only with the authorization of an officer of the Company.  All records, files, materials and other Confidential Information obtained by the Consultant in the course of his Services to the Company are confidential and proprietary and shall remain the exclusive property of the Company or its customers, as the case may be.  The Consultant shall not, except in connection with and as required by its performance of the Services under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company.

(d)           Covenant Not-To-Compete. During the period commencing on the date hereof and ending on October 31, 2011, the Consultant and Oretsky shall not directly or indirectly, or in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, (i) compete with the Company by providing services similar to the Company, or (ii) own an interest in any other person or entity that provides such services; provided, however, that the foregoing shall not prohibit the Consultant and Oretsky from collectively owning up to 5% of the securities of any publicly-traded enterprise provided as long as the Consultant and/or Oretsky, as applicable, are not a director, officer, consultant, employee, partner, joint venturer, manager, member of, or to such enterprise, or otherwise compensated for services rendered thereby.  In consideration for the covenant not-to-compete set forth in this Section 6(d), the Company shall pay to Oretsky and the Consultant the aggregate amount of $50,000 (i.e., collectively) (the “Non-Compete Payment”) payable in three equal installments of $16,667 on the 15th day of each month commencing August 15, 2010 through October 15, 2010.

(e)           Affiliates.  References to the Company in this Section shall include the Company’s affiliates, including subsidiaries.

7.           Equitable Relief.  The Company and the Consultant recognize that the Services to be rendered under this Agreement by are special, unique and of extraordinary character, and that in the event of the breach by the Consultant of the terms and conditions of this Agreement or if the Consultant, shall cease to provide the Services to the Company for any reason and take any action in violation of Section 6, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin the Consultant from breaching the provisions of Section 6.  In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

8.             Survival.  Sections 3, 4, 5, 6, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 shall survive termination of this Agreement.

9.             Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.  This Agreement may not be assigned or alienated without the prior written consent of the other party and any attempt to do so shall be void.

10.           Severability.   If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included. If any restriction set forth in Section 6 is deemed unreasonable in scope, it is the parties’ intent that it shall be construed in such a manner as to impose only those restrictions that are reasonable in light of the circumstances and as are necessary to assure the Company the benefits of this Agreement.

11.           Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight delivery, or by facsimile or email followed by Federal Express or similar next business day delivery, as follows:

To the Company:	To Oretsky or the Consultant:

Money4Gold Holdings, Inc.	Jack Oretsky Holdings, LLC
200 E. Broward Blvd., Ste. 1200	547 NE 59th Street
Ft. Lauderdale, FL 33301	Miami, FL 33137
Attention: Douglas Feirstein, CEO

or to such other address as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

12.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

13.           Attorneys’ Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

14.           Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, and the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

15.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against whom enforcement or the change, waiver discharge or termination is sought.

16.           Additional Documents.  The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

17.           Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

18.           Indemnification.

(a)           By the Company. The Company shall indemnify, defend and hold harmless the Consultant and employees and representatives from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages and recoveries, including interest, penalties, reasonable attorney’s fees and costs, that the Consultant or any of his employees or representatives shall incur or suffer, which arise out of, result from, or relate to the performance by the Consultant of the Services to be provided hereunder or in any way relate to this Agreement; provided, however, that the Company shall not be required to indemnify the Consultant or any of his employees or representatives for any damages suffered by the Consultant or any such employee or representative as a result of the Consultant’s gross negligence, willful misconduct or unlawful or fraudulent conduct in performing the Services to be provided hereunder.

(b)          By the Consultant.

(i)         The Consultant shall indemnify, defend and hold harmless the Company and its affiliates, officers, directors, employees and representatives from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages and recoveries, including interest, penalties, reasonable attorney’s fees and costs, that the Company or any of its affiliates, officers, directors, employees or representatives shall incur or suffer, which arise out of, result from, or relate to the gross negligence, willful misconduct or unlawful or fraudulent conduct of the Consultant in the performance of the Services to be provided hereunder.

(ii)           The Consultant shall indemnify the Company and its affiliates against all federal, state, and local tax liability (including penalties and interest) which may result from any federal, state, or local tax audit (including, but not limited to, income, social security, disability, and unemployment taxes) that deems the Consultant, or any employee or representative thereof, to be an employee rather than an independent contractor of the Company or any of its affiliates.

19.           Director and Officer Resignation.  Oretsky hereby resigns as a Chief Operating Officer and director of the Company upon the date first written above.

20.           Stockholder’s Agreement. Nothing contained herein shall be construed as an amendment to the Stockholders Agreement and none of the parties hereto have entered into any agreement (oral or written) amending the same.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date written above.

COMPANY:

Money4Gold Holdings, Inc.

By:	/s/ Douglas Feirstein
Douglas Feirstein, as CEO

CONSULTANT:

Jack Oretsky Holdings, LLC

By:	/s/ Todd Oretsky
Todd Oretsky, Manager

ORETSKY:

/s/Todd Oretsky
Todd Oretsky